EXHIBIT 21


                             LIST OF SUBSIDIARIES

     The Partnership is a partner of the following joint ventures:
JMB/Piper Jaffray Tower Associates, an Illinois general partnership, which is a partner in (i) OB Joint Venture II, a general partnership, which is a partner in 222 South Ninth Street Limited Partnership, a limited partner-ship, which holds title to the Piper Jaffray Tower office building in Minneapolis, Minnesota, and (ii) OB Joint Venture, a general partnership, which holds title to the land underlying the Piper Jaffray Tower office building; JMB/Piper Jaffray Tower Associates II, a general partnership which also is a partner in OB Joint Venture, a general partnership, which holds title to the land underlying the Piper Jaffray Tower office building; 900 3rd Avenue Associates, an Illinois general partnership, which is a partner of Progress Partners, a general partnership, which held title to 900 Third Avenue Building located in New York, New York; Maguire Thomas Partners - South Tower, a limited liability company, which holds title to Wells Fargo Center - South Tower located in Los Angeles, California. Reference is made to the Notes for a description of the terms of such venture partnerships.